EXHIBIT 11 - COMPUTATION OF PER SHARE NET INCOME

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                                                         For the Three Months Ended March 31,
                                                                  1996         1995
                                                                  ----         ----
         Net income for the period used in
           determining net income per share                     $2,956,264   $2,182,826

         Weighted average common and common equivalent shares
            used in determining net income per share:
                  Primary                                        7,207,035    7,102,310
                  Assuming full dilution                         7,207,035    7,102,310

         Primary and fully dilutive net income per share        $     0.41   $     0.31


                                                            For the Six Months Ended March 31,
                                                                  1996         1995
                                                                  ----         ----

         Net income for the period used in
           determining net income per share                     $5,707,455   $3,739,339

         Weighted average common and common equivalent shares
           used in determining net income per share:
                  Primary                                        7,228,865    7,069,139
                  Assuming full dilution                         7,228,865    7,069,139

         Primary and fully dilutive net income per share        $     0.79   $     0.53

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